EXHIBIT 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of March 31, 2023 (the “Effective Date”), is by and between Scott’s Liquid Gold – Inc., a Colorado corporation (the “Company”), and Tisha Pedrazzini an individual (“Executive”).

PART ONE – DEFINITIONS

Definitions. For purposes of this Agreement, the following definitions will be in effect:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

“Board” means the Board of Directors of the Company or the Compensation Committee thereof (or any other committee subsequently granted authority with respect to compensatory matters by the Board), subject to Section 14 below.

“Change of Control” means a change in the ownership or control of the Company effected through any of the following transactions: (i) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, (ii) any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets, (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (iv) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members cease, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination. Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation payable pursuant to this Agreement would be subject to the tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the tax under Section 409A of the Code, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under the applicable clauses (i) through (iv) above, and (2) a “change in control event” within the meaning of Treasury Regulation Section § 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations and administrative guidance promulgated thereunder.

“Company” means, unless the context otherwise requires, Scott’s Liquid Gold - Inc., a Colorado corporation, and all of its subsidiaries.

“Compensation Committee” means the Compensation Committee of the Board.

“Employment Period” means the period beginning on March 31, 2023 and ending on March 31, 2024.

“Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a material reduction of Executive’s duties or responsibilities, relative to Executive’s duties or responsibilities as in effect immediately prior to such reduction; (ii) a reduction of more than ten percent (10%) in Executive’s Base Salary as in effect immediately prior to such reduction; (iv) the relocation of Executive to a facility or a location more than twenty-five (25) miles from the Company’s present location in Greenwood Village, Colorado; provided, however, that a relocation that is generally applicable to all executives of the Company shall not constitute “Good Reason.” A termination of employment by Executive shall not be deemed to be for Good Reason unless (A) Executive gives the Company written notice describing the event or events which are the basis for such termination within 30 days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of the Company’s receipt of such notice (the “Correction Period”), and (C) Executive terminates Executive’s employment no later than 30 days following the Correction Period.

“Termination for Cause” shall mean the Company’s termination of Executive’s employment for any of the following reasons: (i) Executive’s commission of any act of fraud, embezzlement or dishonesty, (ii) the arrest or conviction of Executive, or the entry of a plea of nolo contendere by Executive, for a felony; (iii) Executive’s unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iv) the disclosing or using of any material confidential information of Company at any time by Executive, except as required in connection with her duties to the Company, (v) Executive’s violation of a published Company policy which stipulates the Executive may be terminated by the Company for cause; or (vi) Executive’s continued failure, in the reasonable good faith determination of the Board (excluding Executive therefrom), to perform the major duties, functions and responsibilities of Executive’s position after written notice from the Company identifying the deficiencies in Executive’s performance and a reasonable cure period of not less than thirty (30) days.

PART TWO – TERMS AND CONDITIONS OF EMPLOYMENT

The following terms and conditions will govern Executive’s employment with the Company throughout the Employment Period and will also, to the extent expressly indicated below, remain in effect following Executive’s cessation of employment with the Company.

1.
Employment and Duties. During the Employment Period, Executive will serve as the President and will report to the Board. Executive will have such duties and responsibilities as are commensurate with such position and such other duties and responsibilities commensurate with such position (including with respect to the Company’s subsidiaries) as are from time to time assigned to Executive by the Board (or a committee thereof). During the Employment Period, Executive will devote her full business time, energy and skill to the performance of her duties and responsibilities hereunder, provided the foregoing will not prevent Executive from (a) serving as a non-executive director on the board of directors of not more than three non-profit organizations or other companies, (b) participating in charitable, civic, educational, professional, community or industry affairs, (c) managing her and her family’s personal investments, including in an advisory capacity related to current or potential investments or (d) such other activities approved by the Board from time to time; provided, that such activities individually or in the aggregate do not interfere or conflict with Executive’s duties and responsibilities hereunder, violate applicable law, or create a potential business or fiduciary conflict.
2.
OMITTED

3.
Term. The term of this Agreement shall run for a period of 1-year from the Effective Date through March 31, 2024 (such period, the “Term”), and may be terminated earlier as contemplated by Section 8.A. Termination of this Agreement due to its non-renewal shall not constitute a Termination for Cause or a resignation by Executive for Good Reason. This agreement will automatically renew, after the initial Term, in increments of 120 days, if notice is not delivered by either party 90 days prior to its expiration.
4.
Compensation; Additional Incentives.
A.
Base Salary. Executive’s base salary (the “Base Salary”) will be paid at the rate of $20,000 monthly ($240,000 annualized) during the Term. Executive’s Base Salary may be increased by the Compensation Committee or Board in their sole discretion, but shall not be decreased more than 10% without Executive’s consent. Executive’s Base Salary will be paid at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees.
B.
Bonus Opportunities. Subject to approval by the Compensation Committee and the Company having adequate available cash as determined by the Board in its sole discretion, Executive will be eligible for a bonus payment with a target range of 25% to 75% of her base salary during the initial Term (a “Performance Bonus”). The Performance Bonus, if any, will be paid at the same time as annual performance bonuses are paid to all Company employees, provided that Executive must be employed as of the date of payment of any Performance Bonus.
C.
Withholding. The Company may deduct and withhold, from the compensation payable and benefits provided to Executive hereunder, any and all applicable federal, state, local and other taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.
D.
Clawback Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation,” including within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.
5.
Equity Compensation. Executive will be eligible for additional equity grants as determined by the Board or the Compensation Committee in their sole discretion.
6.
Expense Reimbursement; Fringe Benefits; Paid Time Off (PTO).
A.
Executive will be entitled to reimbursement from the Company for customary, ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive’s entitlement to such reimbursements shall be conditioned upon Executive’s provision to the Company of vouchers, receipts and other substantiation of such expenses in accordance with Company policies.
B.
During the Employment Period, Executive will be eligible to participate in any group life insurance plan, group medical and dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives of the Company and for which Executive qualifies under the terms of such plan or plans.

C.
Executive shall be entitled to vacation and paid time off (PTO) in accordance with the Company’s policies as in effect from time to time.
7.
Executive Covenants.
A.
Transition and Other Assistance. During the 90 days following the termination of the Employment Period, Executive will take all actions the Company may reasonably request to maintain the Company’s business, goodwill and business relationships and to assist with transition matters, all at Company expense. In addition, upon the receipt of notice from the Company (including outside counsel), during the Employment Period and thereafter, Executive will respond and provide information with regard to matters of which she has knowledge as a result of her employment with the Company, and will provide assistance to the Company and its representatives in the defense or prosecution of any claims that may be made by or against the Company, to the extent that such claims may relate to the period of Executive’s employment with the Company, all at Company expense. During the Employment Period and thereafter, Executive shall promptly inform the Company if she becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. During the Employment Period and thereafter, Executive shall also promptly inform the Company (to the extent she is legally permitted to do so) if she is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required. The Company will pay Executive at a rate of $200 per hour, plus reasonable expenses, in connection with any actions requested by the Company under this paragraph following any termination of Executive’s employment, with such amounts being paid to Executive at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees. Executive’s obligations under this paragraph shall be subject to the Company’s reasonable cooperation in scheduling in light of Executive’s other obligations.
B.
Non-Solicitation. During the Employment Period and for a period of 12 months after Executive’s last day of employment with the Company, Executive will not (i) directly or indirectly solicit or induce any employee of the Company to terminate or negatively alter her or her relationship with the Company or (ii) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) or (iii) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company.
C.
Survival of Provisions. The obligations contained in this Section 7 will survive the termination of Executive’s employment with the Company and will be fully enforceable thereafter.
8.
Termination of Employment.
A.
General. Subject to Section 8.D, Executive’s employment with the Company is “at-will” and may be terminated at any time for any reason (or no reason) by either Executive or the Company providing 60-days written notice of such termination to the other party, which will also result in the Term ending.
B.
Death and Permanent Disability. Upon termination of Executive’s employment with the Company due to death or permanent disability during the Term, the employment relationship created pursuant to this Agreement will immediately terminate, the Term will end and amounts will only be payable under this Agreement as specified in this Section 8.B. Should Executive’s employment with the Company terminate by reason of Executive’s death or permanent disability during the Employment Period, Executive, or Executive’s estate, shall be entitled to receive:

(i)
the unpaid Base Salary earned by Executive pursuant to Section 4.A for services rendered through the date of Executive’s death or permanent disability, as applicable, payable in accordance with the Company’s normal payroll practices for terminated salaried employees;
(ii)
reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6, payable in accordance with the Company’s normal reimbursement practices;
(iii)
the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, (“COBRA”) at Executive’s cost, to the extent required and available by law and subject to the Company continuing to maintain a group health plan;
(iv)
any accrued but unpaid Performance Bonus pursuant to Section 4.B, payable at such time as provided in Section 4.B;
(v)
the limited death, disability, and income continuation benefits provided under Section 6.B, if any, will be payable in accordance with the terms of the plans pursuant to which such limited death or disability benefits are provided.

Compensation and benefits provided pursuant to Section 8.B.(i) through (v) are collectively referred to as the “Termination Benefits.”

If Executive’s death occurs before payment of any earned Performance Bonus, the applicable payments will be made to the Executive’s estate. For purposes of this Agreement, Executive will be deemed “permanently disabled” if Executive is so characterized pursuant to the terms of the Company’s disability policies or programs applicable to Executive from time to time, or if no such policy is applicable, if the Compensation Committee determines, in its sole discretion, that Executive is unable to perform the essential functions of Executive’s duties for physical or mental reasons for ninety (90) days in any twelve-month period.

C.
Termination for Cause; Resignation without Good Reason. The Company may at any time during the Employment Period, upon written notice summarizing with reasonable specificity the basis for the Termination for Cause, terminate Executive’s employment hereunder for any act qualifying as a Termination for Cause. Such termination will be effective immediately upon such notice. Upon any Termination for Cause (or employee’s resignation other than for Good Reason), Executive shall be solely entitled to receive:
(i)
the unpaid Base Salary and Bonuses earned by Executive pursuant to Section 4 for services rendered through the date of termination, payable in accordance with the Company’s normal payroll practices for terminated salaried employees;
(ii)
reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6, payable in accordance with the Company’s normal reimbursement practices; and
(iii)
the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, at Executive’s cost, to the extent required and available by law and subject to the Company continuing to maintain a group health plan.
D.
Involuntary Termination Without Cause by the Company; Resignation by Executive for Good Reason. The Company shall be entitled to terminate Executive with 60-days’ written notice, other than a Termination for Cause, and Executive shall be entitled to resign with or without Good Reason, in each case at any time; provided, however, that if Executive (1) is terminated by the Company other than in circumstances constituting a Termination for Cause, or (2) resigns for Good Reason, then Executive shall be solely entitled to receive:
(i)
The Termination Benefits through the date of termination, payable in a lump sum within 15 days;
(ii)
Severance equal to six (6) months of base salary, subject to usual and customary withholdings and paid in accordance with the Company’s standard payroll procedures over the course of the six (6) months following termination;
(iii)
Solely in the event that, following the expiration of the initial Term, Executive is terminated by the Company (other than in circumstances constituting a Termination for Cause) or resigns for Good Reason within twelve (12) months following a Change of Control (a) in lieu of the severance provided in Section 8.D.(ii), Executive will be entitled to severance equal to twelve (12) months of base salary, subject to usual and customary withholdings and paid in accordance with the Company’s standard payroll procedures over the course of the twelve (12) months following termination, and (b) twelve (12) months of reimbursement for Executive’s portion of COBRA benefits provided in Section 8.B.(iii) above upon proof of payment of Executive’s COBRA coverage and subject to usual and customary withholdings (“Change of Control Payment”).
(iv)
For purposes of clarity, a termination of Executive’s employment due to Executive’s death or to Executive’s permanent disability shall not be considered either a termination by the Company without cause or a resignation by Executive for Good Reason, and such termination shall not entitle Executive (or her heirs or representatives) to any compensation or benefits pursuant to this Section 8.D.
(v)
Upon providing notice of termination, the Company may materially reduce Executive’s duties and responsibilities without such actions constituting “Good Reason,” so long as the Company continues to pay Executive’s salary through the termination date.
E.
Termination by Non-Renewal. In the event the company fails to renew Executive’s employment (pursuant to this Agreement or otherwise) before the expiration of this Agreement (“Non-Renewal”), Executive shall be entitled to receive the Termination Benefits through the date of the termination of Executive’s employment, payable in a lump sum within 15 days.
F.
Resignations from Other Positions. Upon any termination of Executive’s employment, and as a condition to Executive receiving any benefits or payments in connection with such termination (including the Termination Benefits and Change of Control Payment) (the “Severance Benefits”) under this Agreement, if so requested by a majority of the Board, Executive will immediately resign (1) as a director of the Company and any of its subsidiaries, (2) from all officer or other positions of the Company, and (3) from all fiduciary positions (including as trustee) Executive then holds with respect to any employee benefit plans or trusts established, maintained or sponsored by the Company or by any of its Affiliates. Failure by Executive to resign immediately from all positions described in the immediately preceding sentence shall result in automatic forfeiture of any and all rights to the Severance Benefits (other than payments or benefits required to be provided by law).
G.
Equity Awards Upon Termination. Except as otherwise provided in Section 8, upon termination of Executive’s employment for any reason and subject to the terms of the Company’s equity incentive plans and the Executive’s award agreements (which will govern in the event of any conflicts between this Agreement and such award agreements), as they may be amended from time to time, including by reason of Executive’s death or permanent disability, any portion of any equity awards held by the

Executive that are not then vested will immediately be forfeited and expire for no consideration and the remainder of such equity awards will remain exercisable for three months thereafter (with the understanding that any equity awards that are intended to be “incentive stock options” under the Code shall thereupon be disqualified from such treatment); provided, that any portion of the equity awards held by Executive immediately prior to Executive’s death, to the extent then exercisable, will remain exercisable for twelve months following Executive’s death, unless otherwise provided under the applicable equity incentive plan or award agreement.
H.
Release. Executive shall execute within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the termination date (and non-revocation within seven (7) days thereafter) a general release of claims in a form provided by the Company. Notwithstanding anything contained herein, Executive’s right to receive (or retain) the Severance Benefits (other than payments or benefits required to be provided by law), is conditioned on and subject to the execution of such release.
9.
Section 409A of the Code.
A.
General. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A of the Code and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A of the Code.
B.
Separation from Service. References in this Agreement to “termination” of Executive’s employment, “resignation” by Executive from employment and similar terms shall, with respect to such events that will result in payments of compensation or benefits, mean for such purposes a “separation from service” as defined under Section 409A of the Code.
C.
Specified Executive. In the event any one or more amounts payable under this Agreement constitute a “deferral of compensation” and become payable on account of the “separation from service” (as determined pursuant to Section 409A of the Code) of Executive and if as such date Executive is a “specified employee” (as determined pursuant to Section 409A of the Code), such amounts shall not be paid to Executive before the earlier of (i) the first day of the seventh calendar month beginning after the date of Executive’s “separation from service” or (ii) the date of Executive’s death following such “separation from service.” Where there is more than one such amount, each shall be considered a separate payment and all such amounts that would otherwise be payable prior to the date specified in the preceding sentence shall be accumulated (without interest) and paid together on the date specified in the preceding sentence.
D.
Separate Payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.
E.
Reimbursements. Any reimbursement to which Executive is entitled pursuant to this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit; and (iv) the right to reimbursement of expenses incurred kind shall terminate one year after the end of the Employment Period.

10.
Section 280G of the Code. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Executive by the Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Executive to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 10 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, then the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Executive receives reduced payments and benefits as a result of application of this Section 10, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Executive or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code and that are due at the latest future date.
11.
No Guarantee of Tax Consequences. The Board, the Compensation Committee, the Company and its Affiliates, officers and employees make no commitment or guarantee to Executive that any federal, state, local or other tax treatment will apply or be available to Executive or any other person eligible for compensation or benefits under this Agreement and assume no liability whatsoever for the tax consequences to Executive or to any other person eligible for compensation or benefits under this Agreement.
12.
Controlling Law, Jurisdiction and Venue. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement will be governed by and construed in accordance with the laws of the State of Colorado, notwithstanding any Colorado or other conflict-of-interest provisions to the contrary. Executive agrees that any and all claims arising between the parties out of this agreement shall be controlled by the laws of the State of Colorado, as follows: any dispute, controversy arising out of, connected to, or relating to any matters herein of the transactions between Company and Executive, or this Agreement, which cannot be resolved by negotiation (including, without limitation, any dispute over the arbitrability of an issue), will be settled by binding arbitration in accordance with the J.A.M.S/ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. Arbitration proceedings will be held in Denver, Colorado. Company and Executive agree the prevailing party on any action to enforce rights hereunder shall bear their own costs. The parties agree that this provision and the Arbitrator's authority to grant relief are subject to the United States Arbitration Act, 9 U.S.C. 1- 16 et seq. ("USAA") and the provisions of this Agreement. The parties agree that the arbitrator has no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event does the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings will be governed by the USAA. Company and Executive irrevocably consent to the jurisdiction and venue of such arbitration and such courts.
13.
Entire Agreement; Severability. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The provisions of this Agreement shall be deemed severable and, if any provision is found to be illegal, invalid or unenforceable for any reason, (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof.
14.
Amendment; Committee Authority. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Company or the Board may be made by either the Board (excluding Executive therefrom) or the Compensation Committee (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board, it being understood and agreed that as of the date of this Agreement the Compensation Committee has full authority, concurrent with the Board, to administer this Agreement; and provided, further, that a decision or action by the Compensation Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses.
15.
Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
16.
No Violation. Executive represents and warrants that the execution and delivery of this Agreement and the performance of Executive’s services contemplated hereby will not violate or result in a breach by Executive of, or constitute a default under, or conflict with: (i) any provision or restriction of any employment, consulting, or other similar agreement; (ii) any agreement by Executive with any third party not to compete with, solicit from, or otherwise disparage such third party; (iii) any provision or restriction of any agreement, contract, or instrument to which Executive is a party or by which Executive is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which Executive is subject or by which Executive is bound.
17.
Assignment. Notwithstanding anything else herein, this Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by Executive. The Company may assign this Agreement to an affiliate or to any acquirer of all or substantially all of the business or assets of the Company, in which case the term “Company” will mean such affiliate or acquirer. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.
18.
Counterparts, Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. To the maximum extent permitted by applicable law, this Agreement may be executed via facsimile.

19.
Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at 8400 E. Crescent Parkway, Suite 450, Greenwood Village, CO 80111, and to Executive at the most recent address reflected in the Company’s employment records.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

Scott’s Liquid Gold – Inc., a Colorado corporation

By: _/s/ David Arndt________________________________

Name: David Arndt

Title: Chief Financial Officer

Date: 3/28/2023

EXECUTIVE

By: __/s/ Tisha Pedrazzini____________________________

Tisha Pedrazzini, an individual

Date: 3/28/2023